Exhibit 17(i)

               Rockhaven Proxy Voting Instructions

The accompanying Proxy Statement/Prospectus outlines important issues regarding your Fund. Please take time to read the accompanying Proxy Statement/Prospectus, and then cast your vote. There are three ways to vote - choose the method that's most convenient for you.

[telephone icon] Call 1-888-221-0697	1.

Vote by telephone.

Just call our dedicated proxy voting number:
1-888-221-0697. It's available 24 hours a day, 7 days a week. Enter the control number from your proxy card and follow the voice prompts to record your vote.

[computer icon] Visit our web site, www.rockhaven.com	2.	Vote by Internet. Visit our web site, www.rockhaven.com, and click on the Proxy Vote icon you see on our home page. Follow the voting instructions that appear.
[letter icon] Return the enclosed proxy card	3.	Vote by mail. Simply fill out the proxy card and return it to us in the enclosed postpaid envelope. There is no need to return the card if you vote by phone or Internet.
	Remember-your vote matters. So follow one of these easy steps today!

	[Rockhaven logo] Securities offered by Quasar Distributors, LLC